UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2021

MasterCraft Boat Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37502	06-1571747
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cherokee Cove Drive Vonore, Tennessee		37885
(Address of Principal Executive Offices)		(Zip Code)

(423) 884-2221

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MCFT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                              Emerging growth company            ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01. Entry Into a Material Definitive Agreement.

New Credit Agreement

On June 28, 2021, MCBC Holdings, Inc. (the “Company” or the “Borrower”) and certain wholly-owned subsidiaries entered into a senior secured credit agreement (the “Agreement”), by and among the Borrower, the lender parties, and JPMorgan Chase Bank, N.A., as the administrative agent. The Agreement replaces the Company’s Fourth Amended and Restated Credit Agreement, dated October 1, 2018. The Agreement provides the Company with a $160 million credit facility, consisting of a $60 million term loan and a $100 million revolving credit facility, of which $33.7 million is drawn on the revolver as of the date of this filing.

The Agreement bears interest, at the Company’s option, at either the prime rate plus an applicable margin ranging from 0.25% to 1.00% or at an adjusted London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 1.25% to 2.00%, in each case based on the Company’s total net leverage ratio. Based on the Company’s current total net leverage ratio, the applicable margin for loans accruing interest at the prime rate is 0.25% and the applicable margin for loans accruing interest at LIBOR is 1.25%.

The Agreement is secured by a first priority security interest in substantially all of the Company’s assets.  Obligations under the Agreement are guaranteed by the Company and secured by the assets of each of its domestic subsidiaries.

The Agreement contains a number of covenants that, among other things, restrict the Company’s ability to, subject to specified exceptions, incur additional debt; incur additional liens and contingent liabilities; sell or dispose of assets; merge with or acquire other companies; liquidate or dissolve; engage in businesses that are not in a related line of business; make loans, advances or guarantees; pay dividends or make other distributions; engage in transactions with affiliates; and make investments.  The Company is also required to maintain a specified consolidated fixed charge coverage ratio and a specified total net leverage ratio.

The Agreement includes customary events of default, including, but not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross defaults to certain indebtedness, certain events of bankruptcy and insolvency, defaults under any security documents, and a change of control.

The Agreement will mature and all remaining amounts outstanding thereunder will be due and payable June 28, 2026.

The foregoing description of the Agreement is a general description and is qualified in its entirety by reference to the credit agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference in its entirety in this Item 2.03.

Item 8.01. Other Events

On June 24, 2021, the Company’s Board of Directors authorized a stock repurchase program to allow for repurchase of up to $50 million of the Company’s common stock during the three-year period ending June 24, 2024 (the “Repurchase Program”).

Under the Repurchase Program, the Company may repurchase its common stock at any time or from time to time, without prior notice, subject to market conditions and other considerations. The Company’s repurchases may be made through a variety of methods, which may include open market purchases, accelerated share repurchase arrangements, tender offers, privately negotiated transactions or otherwise. The Company intends to fund repurchases under the Repurchase Program from available liquidity. The Company has no obligation to repurchase any shares under the Repurchase Program and may suspend or discontinue it at any time.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

The following exhibit is being furnished as part of this report:

Exhibit No.	Description

10.1	Credit Agreement
99.1	Press Release dated June 28, 2021
104	The cover page from this Current Report on Form 8-K, embedded within and formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCRAFT BOAT HOLDINGS, INC.

Dated: June 28, 2021	/s/ TIMOTHY M. OXLEY
Timothy M. Oxley
Chief Financial Officer, Treasurer and Secretary